Labwire, Inc. Blanket   Agreement: 071306
| To Be Used For:   Security Services

VENDOR:	Labwire, Inc.	Shell Oil Company
Address:
	14133 Memorial Drive, Suite 1	910 Louisiana Street
	Houston, TX 77079	Houston, Texas
77002
Attn:	Gary Butler
Telephone:	(281)797-6335
Fax:	( )
Internet:	garyb@labwire.com

Ship To: As Per BUYER’S Release
Bill To: Unless otherwise directed by BUYER’S release Order, invoices are to be directed to the following address: Shell Oil Company Attn: Richard T. Garcia OSP File room 22. 10B P.O. Box 2463 Houston, TX 77252-2463

Non-Taxable Taxable Own Use Resale Accounting Code, BUYER’S Release x x Document or AFE: As Per BUYER’S Release
1.           Payment Terms of Net 30 days will be based on the date invoice is received. All invoices and packing slips must reference the applicable BUYER Release Document and be forwarded to the “Bill To” address. Failure to do so may delay or prevent payment.

Delivery term:	As per BUYER’S Release,	if applicable
Shipping Directions:	As Per BUYER’S Release,	if applicable
Freight Charges:	() Prepaid & Allowed	( x ) Prepaid/ Add to Invoice	| ( ) Collect
Notice: This form contains a Liability-Indemnity clause. Please read carefully.

Scope & Duration
This Blanket Agreement number 071306 (“Agreement”) between Shell Oil Company (“BUYER”) and Labwire, Inc. (“VENDOR”), having its principal office in Houston, Texas sets forth the terms and conditions pursuant to which VENDOR is to furnish Security Services which are further described in Attachment A (individually and/or collectively, “Work”), including necessary tools, labor, equipment, materials, supplies (other than those materials or supplies furnished by BUYER), transportation, testing, clean up, permits, and labor and supervision (including costs of worker’s compensation and/or employer’s liability insurance and all payroll taxes on such labor) necessary to provide the Work. This Agreement is effective as of August 1, 2006 (the “Effective Date”) and shall remain in effect until terminated as provided herein. In no event shall this Agreement exceed the maximum term duration of five (5) years from the Effective Date. Prior to termination, it is understood that BUYER may request a review and modification of these terms, including but not limited to, scope of work, performance indicators, pricing, etc. In the event of any conflict between the terms and conditions set forth in a BUYER Release Document hereunder and this Agreement, the terms and conditions of this Agreement prevail except to the extent the terms or conditions of the BUYER Release Document specifically state they supersede or amend the terms or conditions of this Agreement.

Standard Terms and Conditions
GENERAL CAUTION: Flammable liquids and gases may be present in equipment and work areas involved in performance of this Agreement. VENDOR must take extreme care in such performance, and accept the entire risk to VENDOR and VENDOR’S employees and property in connection herewith.

1.  Contract.
1.1
This Agreement, when accepted by VENDOR in writing, constitutes the entire agreement between VENDOR and BUYER concerning its subject matter; and neither any contrary or additional conditions then specified by VENDOR nor any subsequent amendment or supplement shall have any effect without BUYER’S prior written approval.

1.2
Ethics. BUYER and VENDOR will base their relationship on mutual respect, honesty, and integrity. Neither party may accept or solicit gifts, entertainment, or other social favors to influence business decisions. Courtesies of nominal value and social invitations customary and proper under the circumstances are not unethical as long as they imply no business obligation whatsoever or do not involve significant or out-of-the-ordinary expense.

1.3	Changes. No changes in the Goods and/or Services under this Agreement or any BUYER Release Document shall be made without the written agreement of both BUYER and VENDOR.

2.  Quality Assurance.
2.1
VENDOR warrants that any Service provided will be free of defects in workmanship and materials. VENDOR Services will be competent and any recommendations of its representatives will reflect their professional knowledge and judgment. If any Service fails to conform to this warranty any time within twelve (12) months after completion of the Service, VENDOR will provide Services to the same extent as under the original Agreement at VENDOR’S expense. VENDOR’S standard warranty period applies if longer than 12 months.

2.2
Neither BUYER’S inspection nor failure to inspect shall relieve VENDOR of any obligation hereunder. No acceptance or payment by BUYER shall constitute a waiver of the foregoing; and nothing herein shall exclude or limit any warranties implied by law. The remedies stated herein shall be cumulative of any other remedies available in law or equity and shall extend to BUYER, its successors, assigns, and customers.

3.  Taxes.
3.1
BUYER shall pay to VENDOR, in addition to the prices provided for herein, any foreign or domestic duty, sales or use tax, fee, or other tax or charge (“Tax”) that VENDOR may be required by any municipal (including special taxing authority), state, federal or foreign government law, rule, regulation or order to collect or pay with respect to the sale, transportation, storage, delivery, installation or use of the Goods and/or Services delivered hereunder.

3.2
VENDOR shall indemnify BUYER against any liability and expense in excess of the amount of Tax due that is incurred by BUYER by reason of VENDOR’S failure properly to remit said Tax to the proper government agency. In the event that VENDOR recovers a refund of, or credit for, any Taxes paid to VENDOR by BUYER with respect to the sale of the Goods and/or Services herein described or of any taxes measured by the price of such Goods or Services or the gross receipts from such sale, then VENDOR agrees to refund to BUYER the full amount of such refund or credit.

3.3
Notwithstanding the above, VENDOR shall not collect, and BUYER shall not pay, any such Tax for which BUYER furnishes to VENDOR a properly completed exemption certificate or a direct payment permit certificate or for which VENDOR may claim an available exemption from Tax, such as exemption for export. BUYER shall be responsible for any Tax, penalty, and interest if such exemption certificate or direct payment permit certificate is later held by any proper authority to be invalid. Further, VENDOR shall not collect, BUYER shall not pay, and VENDOR shall indemnify BUYER against any liability for any Tax, fee or other charge based on or measured by the net income or net worth of VENDOR, or any employment related Tax, fee, or charge (including without limitation, withholdings for W-2, Social Security, Medicare, or unemployment compensation benefits).

3.4
This Agreement shall not be construed to establish a joint venture, partnership or other formal business organization. Furthermore, the Parties agree that this Agreement does not constitute a partnership for tax purposes. In the event that it is so construed, however, the Parties agree to be excluded from the provisions of Subchapter K of the United States Internal Revenue Code of 1986, as amended.

4.  Compliance.
4.1
In performance hereunder and every activity connected therewith, VENDOR shall comply fully with all applicable laws, ordinances, rules and regulations, and when requested, shall furnish evidence satisfactory to BUYER of such compliance. Without limiting the foregoing, VENDOR warrants that (a) all articles and Goods furnished were and shall be produced and all Services performed in compliance with the Fair Labor Standards Act of 1938 as amended and (b) VENDOR shall notify BUYER if VENDOR or anyone performing services under this Agreement is a former employee of a Federal agency who is prohibited from receiving compensation under 41 U.S.C. 423. In its performance hereunder, VENDOR shall not employ, contract or subcontract with persons or entities who have or are suspected of having connections with organized crime, international terrorism, or interests in illicit drug or other internationally condemned activities. VENDOR, as a subcontractor under U.S. Government contracts, hereby certifies and confirms that VENDOR is and will remain in compliance with all Executive Orders and laws and the regulations issued thereunder required of subcontractors under U.S. government contracts, including, but not limited to the following which, as applicable, are incorporated herein by reference:

Executive Order 11246, as amended; Section 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended; Section 503 of the Rehabilitation Act of 1973, as amended; Executive Order 11625, as amended; Executive Order 12138, as amended; Small Business Act, as amended; Anti-Kickback Enforcement Act of 1986; Drug-Free Workplace Act of 1988; Clean Air Act, as amended; Clean Water Act, as amended; Executive Order 11738, as amended. VENDOR will promptly furnish such further certificates and assurance of compliance with the foregoing as may from time to time be requested.

4.2
Export Control. VENDOR acknowledges that it is familiar with and will comply with all applicable regulations of the United States Department of Commerce and other government agencies concerning restrictions on participation in unsanctioned foreign boycotts and/or the export or re-export of United States origin goods, software and technical data, or the direct product thereof, to unauthorized persons or destinations. Where appropriate, VENDOR will assure that the export privileges of its employees, agents, and subcontractors have not been denied, suspended, or revoked, in whole or in part, and that such party is not listed on any restricted parties list published by the US government. Unless otherwise agreed by the parties, VENDOR will be responsible for obtaining any required U.S. government authorization, including but not limited to export licenses. Where appropriate, VENDOR will provide BUYER the Export Control Classification Number (ECCN) with any product shipment. VENDOR agrees to abide by all applicable regulations in respect of information supplied by or on behalf of BUYER, including but not limited to releases of technical data or software source code to foreign nationals located in the United States.

4.3
Background Checks. VENDOR, and its subcontractors, if any, will perform an appropriate background investigation of its employees before entry onto BUYER premises. Such backgroundinvestigation should include, but is not necessarily limited to, criminal record reports, Social Security traces, driving record reports, employment verification, and education verification, in accordance with federal, state and local laws.

4.4
Codes of Conduct. VENDOR acknowledges receipt of a copy of Shell’s US Code of Conduct. VENDOR shall ensure that such Code is respected by VENDOR and its subcontractors in relation to provision of Goods and Services under this Agreement. Also Vendor shall ensure that all work performed hereunder is in compliance with Attachment C, “Voluntary Principles on Security and Human Rights” and if applicable, “Use of Force” guidelines, attached hereto and made a part of this Agreement.

4.5	Publicity.
VENDOR, its employees, agents, and subcontractors shall not prepare photographs, articles, press releases, or speeches about the existence of, scope of, or Work to be performed under this Agreement or any generalities or details about BUYER’S facilities or business plans without BUYER’S prior written consent. Applications for approval must be submitted to BUYER in writing and outline the intended uses thereof. Neither VENDOR nor BUYER will use the name or trademark of the other in any material prepared for public announcement, general publication or distribution to any third party without obtaining prior written permission of the other party. Notwithstanding the foregoing, either party may distribute a copy of this Agreement to any subsidiary, affiliate, agent, or subcontractor for purposes of performance hereunder.

5.  Infringement.
VENDOR shall indemnify and defend BUYER against all claims, suits, liability and expense on account of alleged infringement of any patent, copyright or trademark, resulting from or arising in connection with the manufacture, sale, normal use or other normal disposition of any article or material furnished hereunder or with the performance of any service provided hereunder. BUYER may participate in the defense of any claim or suit without relieving VENDOR of any obligation hereunder.

6.  Assignment and Subcontracting.
6.1
Neither this Agreement nor any claim against BUYER arising directly or indirectly out of or in connection with this Agreement shall be assignable by VENDOR or by operation of law; provided, however, that BUYER shall have the right to assign to a successor in interest without consent of VENDOR.

6.2
VENDOR shall not subcontract any obligations hereunder without BUYER’S prior written consent. BUYER’S consent to any subcontracting shall, however, (a) not constitute a waiver of any right of BUYER to reject Goods and/or Services which are not in conformance with this Agreement or any BUYER Release Document; (b) not create any contractual relationship between BUYER and any subcontractor with respect to the Goods and/or Services to be provided hereunder or under any BUYER Release Document; or (c) not relieve VENDOR of its responsibility for all acts or omissions of its subcontractors hi performance hereunder or under any BUYER Release Documents.

6.3
 In performing Services hereunder, VENDOR will maintain complete control over and have full responsibility for its employees and agents and will have full responsibility for the performance of its subcontractors. Any derivative subcontracts VENDOR has with its’ subcontractors in order to perform Work for BUYER shall have the necessary insurance coverage requirements as set forth in Attachment D of this Agreement including waiver of subrogation and additional insured provisions, Section II. BUYER reserves no right to direct, supervise or control the operations, employees or subcontractors of VENDOR. Services under this Agreement must meet BUYER’S approval and are subject to the general right of inspection that allows BUYER to ensure satisfactory completion of the Services.

Execution Copy

7.  Termination.
BUYER may terminate this Agreement in whole or in part at any time with or without cause (including, without limitation, default or breach by VENDOR) by written notice to VENDOR. Upon receipt thereof, VENDOR shall (a) cease all performance except as requested by BUYER; (b) at BUYER’S request, assign BUYER all VENDOR’S rights or terminate to the extent possible all outstanding purchase commitments and other third party agreements; and (c) take other actions as reasonably requested by BUYER to effect termination. BUYER shall have right to take possession of any portion of the Goods or Services in progress. BUYER’S sole liability shall be to pay reasonable value (but in no event more than the contract price) for such Goods or Services and/or VENDOR’S prior performance and performance to effect termination. BUYER may, at its option, complete performance of the Goods or Services. In the event of BUYER termination for cause pursuant hereto, VENDOR shall be liable to BUYER for all cost incurred by BUYER completing such performance in excess of the contract price. Time is of the essence hereof, and BUYER’S right to require strict performance by VENDOR shall not be affected by any waiver, forbearance or course of dealing.

8.  Withholding and Enforcement.
BUYER shall have the right to withhold any money ever payable by it hereunder and apply the same to payment of any obligations of VENDOR to BUYER or to any other parties arising in any way out of this Agreement or its performance. VENDOR shall reimburse BUYER for reasonable attorneys’ fees and costs to enforce VENDOR obligations under this Agreement.

9.  Excuses.
Either VENDOR or BUYER shall be excused from performance of the obligations hereunder when and to the extent that such performance is delayed or prevented (and, in BUYER’S case, its need for the articles, Goods or Services is reduced or eliminated) by any circumstances reasonably beyond its control, or by fire, explosion, acts of terrorism, any strike or labor dispute or any act or omission of any Governmental authority or any group purporting to have authority. To be so excused, the affected party must provide prompt notice and undertake reasonable efforts to mitigate the conditions.

10.  Ownership of Work Product.
VENDOR hereby assigns all right, title and interest in and to the Goods provided or any work produced as a result of Services hereunder (“Work Product”) to BUYER. For purposes hereof, Work Product shall include all tangible Work Product prepared for or provided to BUYER by VENDOR in performance of this Agreement. The Work Product shall be the sole and exclusive property of BUYER and may be used for any purpose BUYER desires without additional fee or cost. VENDOR and BUYER agree that all Work Products not generally available to the public shall be treated as Confidential Information of BUYER. Any drawings, specifications, or other data furnished by BUYER to VENDOR shall remain the property of BUYER and shall be promptly returned to BUYER upon completion of the Work unless VENDOR is otherwise instructed in writing by BUYER.

11.  Performance.
VENDOR shall perform all Services diligently, carefully and in a good and workmanlike manner; shall furnish all labor, supervision, machinery, equipment, materials and supplies necessary therefore; shall obtain and maintain all building and other permits and licenses required by public authorities in connection with performance of the Services; and, if permitted to subcontract, shall be fully responsible for all Services performed by subcontractors. VENDOR shall conduct all operations in VENDOR’S own name and as an independent contractor, and not in the name of, or as agent for BUYER. Any provisions in this Agreement which may appear to give BUYER the right to direct VENDOR as to details of performing the Services herein covered, or to exercise a measure of control over the Services shall be deemed to mean that VENDOR shall follow the desires of BUYER in the results of the Services only.

12.  Liability-Indemnity.
12.1	VENDOR shall be solely responsible for all materials, tools, equipment and services until the Services are completed to BUYER’S satisfaction.

12.2
TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, VENDOR SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER, ITS PARENT, AFFILIATES AND SUBSIDIARY COMPANIES, COVENTURERS, AND DIRECTORS, EMPLOYEES AND AGENTS OF SUCH COMPANIES AGAINST ANY LOSS, DAMAGE, CLAIM, SUIT, LIABILITY, JUDGMENT AND EXPENSE (INCLUDING BUT NOT LIMITED TO ATTORNEYS’ FEES AND OTHER COSTS OF LITIGATION), AND ANY FINES, PENALTIES AND ASSESSMENTS, ARISING OUT OF INJURY, DISEASE OR DEATH OF PERSONS (INCLUDING BUT NOT LIMITED TO VENDOR’S EMPLOYEES) OR DAMAGE TO OR LOSS OF ANY PROPERTY (INCLUDING BUT NOT LIMITED TO BUYER’S EXISTING FACILITIES) OR THE ENVIRONMENT OR VIOLATION OF THE APPLICABLE LAW OF ANY GOVERNMENTAL AUTHORITY HAVING JURISDICTION RESULTING FROM OR IN CONNECTION WITH PERFORMANCE OR NONPERFORMANCE OF SERVICES UNDER THIS AGREEMENT BY VENDOR, ITS AGENTS OR SUBCONTRACTORS (INCLUDING BUT NOT LIMITED TO EMPLOYMENT DECISIONS OR EMPLOYEE RELATIONS PRACTICES OR POLICIES OF VENDOR, ITS AGENTS OR SUBCONTRACTORS MADE OR INSTITUTED IN CONNECTION WITH PERFORMANCE OF THIS AGREEMENT), EVEN THOUGH CAUSED BY THE CONCURRENT AND/OR CONTRIBUTORY NEGLIGENCE (WHETHER ACTIVE OR PASSIVE OR OF ANY KIND OR DESCRIPTION), STRICT LIABILITY (INCLUDING WITHOUT LIMITATION STRICT STATUTORY LIABILITY AND STRICT LIABILITY IN TORT), OR OTHER FAULT OF A PARTY INDEMNIFIED, SUBJECT TO THE NEXT TWO SUCCEEDING SENTENCES HEREIN. WITHOUT REGARD TO THE EXTENT OF NEGLIGENCE, IF ANY, OF AN INDEMNIFIED PARTY, VENDOR, AT ITS EXPENSE, SHALL DEFEND ANY SUCH CLAIM OR SUIT AGAINST AN INDEMNIFIED PARTY AND SHALL PAY ANY JUDGMENT RESULTING THEREFROM. IF, AFTER VENDOR HAS BOTH DEFENDED ANY SUCH SUIT AND PAID ANY RESULTING JUDGMENT, IT IS JUDICIALLY DETERMINED THAT THE INJURY, DISEASE, DEATH, OR DAMAGE WAS CAUSED BY THE SOLE NEGLIGENCE OF A PARTY INDEMNIFIED, THEN BUYER SHALL REIMBURSE VENDOR FOR THE JUDGMENT AND FOR REASONABLE DEFENSE COSTS INCURRED.

BUYER SHALL HAVE THE RIGHT BUT NOT THE DUTY TO PARTICIPATE IN THE DEFENSE OF ANY SUCH CLAIM OR SUIT WITH ATTORNEYS OF ITS OWN SELECTION WITHOUT RELIEVING VENDOR OF ANY OBLIGATIONS HEREUNDER.

12.3
The obligations, indemnities, and liabilities assumed by VENDOR under this Article 12 shall not be limited by any provisions or limits of insurance required by Article 13 below and shall survive the termination of this Agreement.

12.4
If it is judicially determined that any of the indemnity obligations under this Agreement are invalid, illegal or unenforceable in any respect, said obligations shall automatically be amended to conform to the maximum monetary limits and other provisions in the applicable law for so long as the law is in effect.

13.  Insurance.
Vendor must comply with all insurance requirements outlined in Attachment D of this Agreement.

14.  Use of Premises.
VENDOR shall perform all Services in such manner as to cause minimum interference with the operations of BUYER and of other contractors on the premises, and shall take, and cause VENDOR’S and every subcontractor’s employees, agents, licensees, and permittees to take, all necessary precautions (including those required by BUYER’S safety regulations) to protect the premises and all persons and property thereon from damage or injury. VENDOR confirms that safety shall be a primary consideration in its performance of Services hereunder, and shall meet with appropriate BUYER personnel to review all site-specific safety regulations prior to the performance of Services. VENDOR shall investigate accidents (and/or cooperate with BUYER in conducting investigations of accidents), which arise out of VENDOR’S Services hereunder and provide copies of non-privileged accident reports it produces in response to any such investigations. Upon completion of the Work, VENDOR shall leave the premises clean and free of all equipment, waste materials and rubbish.

15.  Bills and Liens.
VENDOR shall pay promptly all indebtedness for labor, materials and equipment used in performance of the Services. VENDOR shall not be entitled to receive final payment from BUYER, until VENDOR furnishes evidence satisfactory to BUYER of full payment of such indebtedness. VENDOR shall not permit any lien or charge to attach to the Services or the premises; but if any does so attach, VENDOR shall promptly procure its release, and indemnify BUYER against all damage and expense incident thereto.

16.  Drugs, Alcohol, and Firearms.
16.1
BUYER’S policy on illegal drugs, alcohol, and firearms, as it relates to contractors, is set forth below. VENDOR agrees to communicate such policy to VENDOR’S personnel and agrees to cooperate with BUYER in implementing such policy on the jobsite(s) covered by this Agreement.

16.2
The use, possession, transportation, promotion, or sale of illegal drugs or drug paraphernalia, and/or otherwise legal but illicitly used substances by anyone while on BUYER’S premises is absolutely prohibited. Except where specifically authorized, the use, possession, or transportation of alcoholic beverages, firearms, live ammunition, explosives, or weapons is also prohibited. VENDOR’S personnel who are found in violation of these prohibitions will not be allowed on BUYER’S premises and may be referred to law enforcement agencies for their action.

16.3
The term “BUYER’S premises” in this Article is used in the broadest sense and includes all land, property, buildings, structures, installations, boats, planes, helicopters, cars, trucks, and all other means of conveyance owned by or leased to BUYER or otherwise being utilized in BUYER’S business.

16.4
Entry onto BUYER’S premises constitutes consent to and recognition of the right of BUYER and its authorized representatives to search the person, vehicle, and other property of individuals while on BUYER’S premises. Such searches may be initiated by BUYER without prior announcement and will be conducted at such times and locations as deemed appropriate. VENDOR’S personnel who refuse to cooperate with searches will not be allowed on BUYER’S premises.

16.5
VENDOR is required to take whatever steps it deems necessary (including adopting its own drug control program, if necessary) to ensure that involvement with drugs on the part of VENDOR’S personnel working on BUYER’S premises or with BUYER’S personnel does not create a presence of drug-related problems in the work place. VENDOR may conduct contraband searches and drug testing of VENDOR’S personnel on BUYER’S premises in areas where VENDOR is performing work. VENDOR shall notify and obtain approval of BUYER’S location management prior to conducting such searches or testing.

Execution Copy

17.  Right To Audit.
17.1
Right to Audit. During this Agreement and for four (4) years after completion, VENDOR will keep accurate, auditable records of all associated charges. BUYER may inspect and audit those records using its authorized representatives.

VENDOR will keep all these records:
a)
Payroll records that account for total time distribution for VENDOR’S employees working full or part time on the Work (to permit tracing to payroll and related tax returns), as well as cancelled payroll checks or signed receipts for payroll payments in cash

b)	Invoices for purchases, receiving and issuing documents, and all other unit inventory records for VENDOR’S stores stocks or capital items
c)	Paid invoices and canceled checks for purchased materials and subcontractor and third-party charges
d)	Records related to handling, hauling, and disposing of hazardous materials and/or hazardous wastes
e)	Accurate, auditable records of gifts, entertainment, or gratuities to individual BUYER personnel

18.  Competitiveness and Price Warranty.
VENDOR warrants that it shall remain competitive in terms of the pricing, quality, capacity, and delivery of Goods and Services provided to BUYER hereunder. VENDOR also warrants that the prices for Goods or Services are no less favorable than those extended by VENDOR to any of its other customers for the same or similar Goods or Services in similar quantities. VENDOR further warrants that if it reduces its prices to other customers for the same or similar Goods or Services during the term hereof, VENDOR shall reduce its prices to BUYER correspondingly. BUYER shall have the right to audit or review VENDOR’S competitiveness at any time during the term of this Agreement. Should BUYER determine in good faith that VENDOR has failed to remain competitive, and VENDOR fails to cure said lack of competitiveness within a reasonable time, not to exceed thirty (30) days, then BUYER may immediately terminate this Agreement for cause pursuant to Article 7.

Additional Terms and Conditions
The following additional terms and conditions supplement the preceding standard terms and conditions. To the extent the standard terms and conditions conflict, the following Articles shall prevail.

19.  Payment and Invoicing.
19.1
As full and complete compensation for VENDOR’S performance of the Services and fulfillment of all VENDOR’S obligations under this Agreement, BUYER shall pay VENDOR the applicable rates and such other sums as are expressly set forth in Attachment B as being payable or reimbursable to VENDOR. Such payments shall constitute the entire compensation due VENDOR under this Agreement for the Services, without limitation, for all profits, overheads, costs and expenses, including without limitation any income or other taxes, in any way related to performance of the Services under this Agreement. No other amounts whatsoever shall be payable by BUYER in relation to this Agreement.

Execution Copy

19.2
BUYER shall reimburse VENDOR the actual, reasonable, verified cost of expenses incurred by VENDOR associated with performing requested Services provided such expenses are authorized by BUYER and accompanied by appropriate receipts. Such reimbursable expenses do not include any relocation expenses and/or normal daily working and commuting expenses or any other expenses the BUYER deems are the sole responsibility of VENDOR. VENDOR must obtain prior written authorization by BUYER prior to incurring any reimbursable expenses.

19.3
In compliance with the Tax Equity and Fiscal Responsibility Act of 1982 (TEFRA), VENDOR shall submit invoices which reference this Agreement and VENDOR’S Federal Tax Identification Number or Social Security Number for all sums due hereunder to avoid BUYER’S withholding a 31% tax from payments. All invoices must be supported by the necessary documentation (See Section 19.4 below) to:
            Shell Oil Company
            Attn: Richard T. Garcia
            OSP file room 22.10B
            P.O. Box 2463
            Houston, TX 77252-2463

Invoices will be submitted monthly payable 30 days from receipt of invoice and approval by BUYER and such invoices must be documented as set forth in Section 17(Audit Rights).

19.4
Time sheets signed by VENDOR and acknowledged by BUYER completely and accurately describing the time worked by VENDOR shall accompany invoices for the Services performed on a time/material (“t/m”) basis. Reimbursable items must be supported by appropriate receipts.

19.5
All payments to VENDOR shall be mailed to the VENDOR’S address as set forth in this Agreement, unless otherwise requested by BUYER by Release Document or other means. When any term or condition of VENDOR’S invoice conflicts with this Agreement, this Agreement shall prevail unless otherwise specifically agreed in writing in the BUYER Release Document.

20.  Agreement Releases.
20.1	No substitutions of any kind (design, material etc.) are acceptable without written prior approval from appropriate BUYER representative.

20.2	BUYER representatives may issue releases for Goods and/or Services against this Agreement using:
a)	Verbal request with a follow-up written confirmation;
b)	Written Release Document; or
c)	Computer-generated Release Document (e.g., Electronic Data Interchange or “EDI”).

20.3	Authorized BUYER contractors may also purchase Goods and/or Services against this Agreement for BUYER’S end-use. Referencing this Agreement number will facilitate application of the proper pricing.

20.4	This Agreement does not commit BUYER to make any purchases or request any Goods or Services hereunder. All orders are subject to acceptance or rejection by VENDOR.

20.5	All terms and conditions of this Agreement apply to all releases unless the BUYER Release Document specifically states otherwise.

Execution Copy

21.  Affiliates and Subsidiaries.
21.1
Any BUYER affiliate or subsidiary, as defined below, in countries legally recognized by Federal law may use the terms and conditions herein in orders placed in the United States of America, provided the BUYER affiliate or subsidiary agrees for such orders to incorporate the terms and conditions of this Agreement.

21.2
BUYER has no obligation or liability under this Agreement for any BUYER affiliate’s/subsidiary’s purchase orders, performance, or failure to perform. If a BUYER affiliate/subsidiary fails its obligations, VENDOR may terminate the BUYER affiliate’s/subsidiary’s right to place other purchase orders. Such a termination will not affect BUYER or any other BUYER affiliates or subsidiaries.

21.3
A BUYER affiliate/subsidiary has obligations only with respect to orders placed by it and has no obligation or liability for BUYER’S and other BUYER affiliates’/subsidiaries’ purchase orders, performance, or failure to perform.

21.4 These definitions apply to the terms “BUYER’S affiliate” and “BUYER’S subsidiary”:
a)	“BUYER’S affiliate”
(i)	The Ultimate Parent Entity and any entity that the Ultimate Parent Entity directly or indirectly controls.
For this purpose:
a)	The Ultimate Parent Entity is Royal Dutch Shell pic; and
b)	An entity directly controls another entity if it owns fifty per cent or more of the voting rights attached to the issued share capital of the other entity; and
c)
An entity indirectly controls another entity if a series of entities can be specified, beginning with the first entity and ending with the other entity, so related that each entity of the series (except the ultimate controlling entity) is directly controlled by one or more of the entities earlier in the series.

(ii)	Any entity not falling under the definition set out in (i) which:
a)	is for the time being managed or operated by an entity as defined in (i); or
b)	has a construction-, IT service-, technical service-, business service- or franchise agreement with any entity as defined in (i).

22.  Suspension.
BUYER may require VENDOR to suspend Work hereunder for such period as BUYER may direct. In the event of such suspension, the parties shall confer and mutually agree as to the period by which the scheduled completion date and price are to be adjusted.

23.  Pricing.
VENDOR pricing for Work covered under this Agreement shall be in accordance with Attachment B to this Agreement

Execution Copy

24.  Price Change.
24.1	VENDOR agrees to maintain current pricing as shown in Attachment B for a minimum period of 12 months from the Effective Date of this Agreement.

24.2	VENDOR will invoice against this Agreement only at stated rates and prices. Price changes require a written alteration, issued before the effective date of the change.

24.3
VENDOR will submit requests for price changes in writing, 60 days before the proposed effective date. Requests should include current net price, proposed new net price, net price change, and percentage of change. VENDOR should include enough detail to allow BUYER to evaluate the proposed change.

25.  Confidential Information.
VENDOR and BUYER will not, without the prior written consent of the other, either (a) disclose the other’s proprietary or commercially sensitive information (“Confidential Information”) to anyone other than those officers, employees, agents, or subcontractors who need to know it in connection with performance of this Agreement and have agreed to be bound by these obligations of confidentiality or (b) use the other’s Confidential Information for any purpose other than performance of this Agreement. For purposes of this Agreement, all data, maps, reports, drawings, specifications, records, technical information, and computer programs/software concerning BUYER’S operations, processes or equipment that are provided by BUYER and/or acquired or handled by VENDOR in connection with this Agreement shall be deemed Confidential Information of BUYER.

26.  Independent Contractor.
26.1
Except as otherwise expressly set forth herein, neither VENDOR nor anyone it employs shall ever be considered BUYER’S employee, agent, servant, or representative in performing Services under this Agreement. VENDOR’S personnel will not be eligible to participate in any of BUYER’S employee benefit plans or to receive any benefits under those plans. In the event that any federal or state court or agency holds VENDOR to be an employee of BUYER for any purpose, VENDOR expressly waives any right to participate in or claim any benefits from any such plans of BUYER.

26.2
To the maximum extent permitted by law, VENDOR shall defend, indemnify and hold harmless BUYER, its parent, affiliates, and subsidiary companies, coventurers, and directors, employees and agents of such companies against any loss, damage, claim, suit, liability, judgment and expense (including but not limited to attorneys’ fees and other costs of litigation), and any fines, penalties, assessments, arising out of any claim of coverage or eligibility under any of BUYER’S benefit plans, including without limitation, benefits under any employee pension benefit plans or employee welfare benefit plans, as defined under the Employee Retirement Act of 1974, as amended from time to time, or any fringe benefit plans or any other benefits extended to employees of BUYER and/or its parent, affiliates and subsidiary companies, which claim of coverage or eligibility is made directly or indirectly by any of VENDOR’S employees, subcontractors or agents.

27.  Statutory Employer provision for Services performed in Louisiana.
BUYER and VENDOR agree that while VENDOR and any of its employees, agents, or subcontractors are performing Services under this Agreement in Louisiana such work in whole or in part is a part of the trade, business or occupation of BUYER and is an integral part of and essential to the ability of BUYER to generate its goods, products, and services. BUYER or any of its subsidiaries or affiliates involved in the Services performed hereunder in Louisiana shall be considered a Statutory Employer within the meaning set forth in La. Rev. Stat. 23:1061 of those employees, agents, and subcontractors of VENDOR performing Services hereunder in Louisiana and such employees, agents, and subcontractors shall be considered Statutory Employees as the meaning is set forth in La. Rev. Stat. 23:1061.

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28.  Labor Relations for Services at BUYER’S Facilities.
28.1
VENDOR will promptly inform BUYER about any labor disputes, expected labor disputes, or requests or demands from labor organizations that could reasonably affect Services under this Agreement at BUYER’S facilities. During negotiation, before making any commitments, VENDOR will advise BUYER about agreements or understandings with local or national labor organizations that could affect the Services.

28.2	BUYER reserves the right to restrict VENDOR’S hiring more workers, and to suspend or terminate work, in situations where a labor dispute may adversely affect work progress.

29.  Hazard Communication.
29.1
Both VENDOR and BUYER agree to comply with the Occupational Safety and Health Administration (“OSHA”) Hazard Communication Standard (“HCS”) - 29 CFR 1910.1200. The HCS requires employers to inform workers about the hazards of workplace materials using a written hazard communication program, labels, substance lists, Material Safety Data Sheets (“MSDS”), information, and training. Both VENDOR and BUYER will also provide appropriate health and safety information to those who handle, use, or may be exposed to chemical substances.

29.2
VENDOR will have an MSDS available at the job site for each chemical substance provided to BUYER. If VENDOR leaves chemical substances in BUYER’S possession, VENDOR will give BUYER’S representative at the location or field office the most current MSDS.

29.3
VENDOR will furnish only chemical substances listed in the Toxic Substances Control Act (“TSCA”) Chemical Substance Inventory (maintained by the U.S. Environmental Protection Agency). VENDOR will verify each chemical’s inclusion on the TSCA Inventory by sending BUYER a letter or an MSDS. If a chemical substance is not on the TSCA Inventory, VENDOR will immediately notify BUYER.

29.4
If VENDOR deems a returned chemical substance unacceptable for credit, VENDOR will segregate the returned chemical and immediately contact BUYER and request BUYER to provide written instructions as to the handling of the substance. VENDOR may never dispose of or sell these chemicals without BUYER’S written permission.

30.  Substance Abuse Policy for Service Conditions.
30.1
Based on the definitional criteria below, if all or part of the Services under this Agreement is considered safety/environmentally sensitive, in addition to standard requirements in Article 16, Drugs, Alcohol, and Firearms, in this Agreement, VENDOR should have a complete substance abuse policy in place and functioning. VENDOR’S policy should support BUYER’S objective to ensure VENDOR’S personnel, working on BUYER’S premises or with BUYER’S personnel, do not create a presence of substance abuse in the workplace.

30.2
A safety/environmentally sensitive VENDOR is any contractor and/or its subcontractors that provide one or more individuals to perform Services for BUYER with job responsibility that meets these criteria:

a)	Requires exercise of independent action and results in direct and immediate irreversible effects; and
b)	Creates substantial risk of serious physical injury to fellow employees or the general public, or significant environmental damage.

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30.3
If VENDOR meets the requirements of a safety/environmentally sensitive contractor based on the above criteria, VENDOR must have a comprehensive substance abuse policy and practices that include these minimum elements:

a)	Substance abuse prohibitions
b)	Employee notification
c)	Substance abuse deterrence and detection

(1)	Testing areas, substances, and cut-off levels at least comparable to BUYER’S (see below)
(2)	Appropriate rehabilitation and ensured fitness for duty before permitting employees with identified substance abuse problems to return to work on BUYER’S premises
(3)	Searches

30.4
Specifically, VENDOR must perform testing with regard to all employees who do safety/environmentally sensitive work, and their immediate supervisors, in the areas below at the following 8-drug panel testing levels plus alcohol.

a)	Testing Areas

(1)	Pre-employment
(2)	For cause
(3)	Post rehabilitation/follow-up for four years after return to work
(4)	Random

b)	Testing Cut-off Levels
(1)
VENDOR must test a urine sample for the following additional drugs at cut-off levels no less stringent than those below. VENDOR should perform an initial test via Enzyme Multiplied Immunoassay Technique (“EMIT”), and where positive, follow up with a more precise test, Gas Chromatography/Mass Spectrometry (“GC/MS”). The test should be considered positive if there is a presence equal to or greater than the following levels (“NG/ML”):

Drug	EMIT	GC/MS
Amphetamines	1,000	500
Barbiturates	300	100
Benzodiazepines	300	100
Cocaine	300	150
Opiates	300	150
THC (cannabinoids marijuana)	20	10
Methadone	300	100
PCP	25	25
VENDOR should test for alcohol abuse, with results of 0.05 percent Blood Alcohol Content considered positive.

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33.  Year 2000 Warranty.
33.1	VENDOR represents and warrants that all Goods and Services provided hereunder will be Year 2000 Compliant and, more specifically, will:
a)
Function without interruption or human intervention with four digit year processing on any data, input, or output which includes an indication of date (“Date Data”), including errors or interruptions from function which may involve Date Data from more than one century or leap years regardless of the date of processing or date of Date Data;

b)	Provide results from any operation accurately reflecting any Date Data used in the operation performed, with output in any form, except graphics, having four digit years;
c)	Accept two digit year Date Data in a consistent manner that resolves any ambiguities as to century in a defined manner; and
d)	Provide date interchange in the ISO 8601:1988 standard of CCYYMMDD.

33.2	If any Goods or Services delivered hereunder are not as described in this Article, Year 2000 Compliant replacements, or modifications shall be performed by VENDOR at the cost of VENDOR.

34.  Headings.
The article headings in this Agreement are solely for convenience and shall not be considered in its interpretation. Unless the context clearly indicates otherwise, words used in the singular include the plural and words in the plural include the singular.

35.  Continuing Obligations.
All warranty, withholding and enforcement, liability, indemnity, intellectual property, confidentiality, audit, and dispute resolution obligations and responsibilities assumed by the parties during the term of this Agreement shall survive the termination or expiration hereof.

36.  Waiver.
Except as expressly provided for, no waiver shall be deemed to have been made by either party unless expressed in writing and signed by the waiving party. The failure of either party to insist in any one or more instances upon strict performance of any of the terms or provisions of this Agreement, or to any option or election herein contained, shall not be construed as a waiver or relinquishment for the future of such terms, provisions, option or election. No waiver by any party of any one or more of its rights or remedies under this Agreement shall be deemed to be a waiver of any prior or subsequent rights or remedies hereunder or at law. All remedies afforded in this Agreement shall be taken and construed as cumulative; that is, in addition to every other remedy available at law or in equity.

37.  Deliveries.
Unless otherwise specified, all deliveries shall be in strict accordance with this Agreement or any BUYER Release Documents. If delivery dates cannot be met, VENDOR shall promptly inform BUYER in writing of any anticipated or actual delay, the reasons for the delay and the actions being taken to overcome or to minimize the delay. If BUYER does not approve alternate delivery dates, BUYER shall have the right to cancel this Agreement without further liability, purchase elsewhere, and hold VENDOR accountable for all direct damages resulting from VENDOR’S failure to meet the original delivery dates. Upon delivery to BUYER, VENDOR shall convey clear title to the Goods, free of any lien, encumbrance or security interest.

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When this Agreement is applied to purchases in the United States for use outside the United States in countries legally recognized by federal law, the BUYER will be responsible for all additional direct costs for export. Indirect additional costs will be negotiated on an individual basis. The parties will abide by all applicable export control regulations of the United States Department of Commerce and other agencies concerning the export or re-export of United States source technical data or software, or the direct product thereof, to unauthorized destinations.

38.  Communications.
All notices, requests, demands, and other communications to any party under this Agreement shall be in writing (including facsimile or similar writing) and shall be given to a party at the address or facsimile number specified for such party below or such other address or number as such party shall at any time otherwise specify by like notice to the other party. Each such notice, request, demand, or other communication shall be effective (a) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received (or, if such time is not during a business day, at the beginning of the next business day); (b) if given by mail, five business days (or if to an address outside the United States, ten calendar days) after such communication is deposited in the United States mail with first-class postage prepaid; or (c) if given by any other means, when delivered at the address pursuant hereto. The address and facsimile number for each party for purpose of notice are:

To: To:
BUYER
Attn: Regional Security Advisor (Currently Richard T. Garcia)
910 Louisiana Street
Houston, Texas 77001

Lab wire, Inc
Attn: Gary Butler
14133 Memorial Drive, Suite 1
Houston, TX 77079
281/797-6335

39.  Severability.
If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of each party shall be construed and enforced accordingly.

40.  Exhibits To The Agreement
Schedule A - Scope of Work Schedule B - Price Schedule, Schedule C - Shell Voluntary Principles on Security and Human Rights/ Use of Force Standards & Guidelines Schedule D – Insurance

41.  Entire Agreement.
This Agreement, its attachments and the BUYER Release Documents entered into hereunder set forth the entire agreement between BUYER and VENDOR with respect to the supply of the Goods and Services by VENDOR to BUYER from the Effective Date and supersede and replace any other agreement or understanding in respect of such subject matter whether in writing or otherwise, entered into or existing prior to the Effective Date. Neither this Agreement nor any BUYER Release Document hereunder shall be altered, amended or modified except in writing duly signed by both parties.

42.  Acceptance.
By signing below, each party signifies that it has carefully examined and agrees to be bound by all terms and conditions which are contained in this Agreement (including all front pages, the Standard Terms and Conditions contained in Articles 1 through 18 and the Additional Terms and Conditions contained in Articles 19 through 42.

Authorized BUYER Representative

Signature:	//s// John Estes	Date: 8/8/8-06
Name:	John M Estes	Title: Head, US Corporate Security Services
Telephone:	(713) 241-4778	Fax: (713) 241-1099

Authorized VENDOR

Signature:	//s// Dexter Morris	Date: 8-8-06
Name:	Dexter Morris	Title: CEO
Telephone:	(281) 597-1611	Fax: (281) 597-1261